UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2004

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23488	38-2046833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111

(Address of principal executive offices)                          (Zip Code)

Registrant’s telephone number, including area code:  (303) 220-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CIBER, Inc.

Information to be included in the Report

Item 1.01 Entry Into a Material Definitive Agreement

On August 27, 2004, CIBER, Inc. entered into a Share Purchase Agreement to acquire approximately 67 percent of the net outstanding shares of Novasoft AG, based in Heidelberg, Germany.

CIBER will acquire the Novasoft shares owned by Drs. Georg Konrad and Laszlo Gotthard, the founding partners of Novasoft, for total consideration approximately of $53.4 million, consisting of approximately $37.4 million in cash and 2,338,023 shares of CIBER common stock valued at approximately $16.0 million.

Closing of this transaction, which is anticipated in September, is subject to final due diligence and approval by German antitrust authorities, among other things.   Payment at closing of the cash portion of the consideration will be funded by borrowing under CIBER’s bank revolving line of credit.

Subsequent to the closing, CIBER will undertake a compulsory cash offer to all of Novasoft’s minority public-shareholders to acquired the remaining Novasoft shares.

We expect the total consideration for all Novasoft shares (valued at  €3.52 Euros per Novasoft share with approximately 18,825,000 shares outstanding) to be approximately $80 million.

A copy of the Share Purchase Agreement is attached as an Exhibit to this Form 8-K along with a copy of CIBER’s related News Release dated August 30, 2004.

Item 9.01 Exhibits.

99.1

Share Purchase Agreement relating to shares of Novasoft AG dated August 27, 2004 between Dr. Georg Konrad  and Dr. Laszlo Gotthard as Sellers, and CIBER Holding GmbH (in formation) and CIBER, Inc. as Purchasers.  The schedules to the Agreement, which are listed in the Agreement, are omitted.  CIBER agrees to supplementally furnish to the Commission a copy of any such schedule upon request.

99.2	Press release dated August 30, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.

Date:	September 2, 2004	By:	/s/ David G. Durham
David G. Durham
Chief Financial Officer, Senior
Vice President and Treasurer